Exhibit 5.1


                                         May 31, 2002

Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, PA  19355-2120

            Re:   Registration Statement on Form S-3
                  (Registration No. 333- )
                  ----------------------------------

Ladies and Gentlemen:

            We have acted as corporate counsel to Vishay Intertechnology, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 6,191,166 shares of common stock of the Company, par value $0.10 per share (the "Shares"), as described in the Registration Statement, upon conversion of $171.0 million principal amount of 5.75% convertible subordinated notes due 2006 of General Semiconductor, Inc. ("General Semiconductor"), a Delaware corporation, issued pursuant to an indenture, dated December 14, 1999, as amended, between General Semiconductor and The Bank of New York, as trustee (the "Indenture").

            We have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Indenture, will be legally issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                    Very truly yours,

                                    /s/  Kramer Levin Naftalis & Frankel LLP

                                    Kramer Levin Naftalis & Frankel LLP